Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of October 15, 2008 (the “Effective Date”), is made by and among Ener1, Inc., a Florida corporation (the “Buyer”), and TVG Asian Communications Fund II, L.P., a limited partnership organized under the laws of the Cayman Islands (“TVGAC”), and Rosebud Securities Limited, an international business company incorporated under the laws of the British Virgin Islands (“Rosebud”, together with TVGAC, the “Sellers” and, individually, a “Seller”). The Buyer and the Sellers are referred to herein as the “Parties” and, individually, as a “Party”.

WHEREAS, the Sellers together own the entire equity interest in each of TVG Saehan Holdings, a limited company incorporated under the laws of the Federal Territories of Labuan, Malaysia (“TVG Saehan”), and TVG SEI Holdings, a limited company incorporated under the laws of the British Virgin Islands (“TVG SEI” and, together with TVG Saehan, the “TVG Entities”); and

WHEREAS, the TVG Entities together own 83% of the fully diluted capital stock of Enertech International, Inc., a Korean corporation (“Enertech”), pursuant to their ownership of Enertech’s common stock (the “Enertech Common Stock”), warrants and convertible bonds (the Enertech Common Stock, together with such warrants and bonds, being collectively referred to herein as the “Enertech Equity Interest”); and

WHEREAS, Enertech is primarily engaged in the business of manufacturing and assembling lithium-ion batteries (the “Business”); and

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Buyer wishes to purchase from the Sellers all of the issued and outstanding capital stock of TVG Saehan and TVG SEI, respectively (collectively, the “TVG Equity Interest”), for the consideration specified herein (the “Transaction”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS.

1.1 Certain Definitions. When used herein, the following terms shall have the respective meanings indicated:

“Affiliate” means, as to any Person (the “subject Person”), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

“Applicable Exchange Rate” means the base rate of exchange between Korean Won and the U.S. Dollar published by the Bank of Korea at the opening of business in Seoul, Korea on the Closing Date or, if the Closing Date occurs on a day that is not a Business Day, on the immediately preceding Business Day.

“Business” has the meaning specified in the preamble to this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York or in Seoul, Korea are required or authorized by law to be closed.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1(a) of this Agreement.

“Buyer Reports” has the meaning specified in Section 4.7 hereof.

“Closing” has the meaning specified in Section 2.1 of this Agreement.

“Closing Date” has the meaning specified in Section 2.1 of this Agreement.

“Dollars” or “US$” means U.S. Dollars.

“Effective Date” has the meaning specified in the preamble to this Agreement.

“Ener1 Common Stock” means the common stock, US$0.01 par value per share, of the Buyer.

“Enertech Common Stock” has the meaning specified in the preamble to this Agreement.

“Enertech Equity Interest” has the meaning specified in the preamble to this Agreement.

“Enertech Subsidiary” means Emerging Power, Inc., a New Jersey corporation.

“Equity Securities” means, with respect to an entity, (i) any shares of common stock or other voting equity of such entity, (ii) any security which by its terms is convertible into or exchangeable or exercisable for common stock or other voting equity of such entity, or (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any security described in clauses (i) or (ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Securities” means (i) the Securities; (ii) shares of Ener1 Common Stock issuable or issued to (x) employees, consultants or directors from time to time upon the exercise of options, in such case granted or to be granted in the discretion of the board of directors of the Buyer pursuant to one or more stock option plans or restricted stock plans in effect as of the Closing Date, or (y) vendors pursuant to warrants to purchase Ener1 Common Stock that are outstanding on the date hereof; and (iii) shares of Ener1 Common Stock issued in connection with any convertible securities, options or warrants outstanding on the date hereof and disclosed in the Buyer Reports.

“Financial Statements” has the meaning specified in Section 3.8(a) hereof.

“GAAP” means generally accepted accounting principles and practices in Korea, applied on a consistent basis. Accounting principles are applied on a “consistent basis” when the accounting principles are applied in a current period in a manner substantially identical in all material respects to the manner in which those accounting principles were applied in a preceding period.

“Governmental Authority” means any nation or government, any state, county, municipal, parish, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

“Governmental Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, license or other directive or requirement of any Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them.

“Indemnification Cap” means five million Dollars (US$5,000,000).

“Indemnification Threshold” means one million five hundred thousand Dollars (US$1,500,000).

“Indemnified Parties” means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

“Indemnifying Party” means (i) with respect to any indemnification claims by the Buyer Indemnified Parties hereunder, the Sellers; or (ii) with respect to any indemnification claims by the Seller Indemnified Parties hereunder, the Buyer, as the case may be.

“Independent Accounting Firm” means KPMG.

“Institutional Shareholders” means, collectively, Shinhan Bank, IBK Capital Co., Ltd., MIC2001-5 KTAC Investment Partnership No. 4 and KDB Capital Co., which are shareholders of Enertech as of the date hereof.

“Intellectual Property” means any U.S. or foreign patents, pending patents, patent rights, patent applications, trademarks, trade names, service marks, brand names and images, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, domain names, copyrights and copyright registrations and applications, royalty rights, inventions, invention disclosures, designs, samples, specifications, schematics, protected formulae, formulations, processes, methods, trade secrets, computer software (including, without limitation, all source and object code, algorithms, architecture, structure, display screens, layouts and development tools), manufacturing research and similar technical information, engineering know-how, assembly and test data drawings and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records.

“June Balance Sheet” has the meaning specified in Section 3.8(a) of this Agreement.

“Korea” means the Republic of Korea.

“Lien” means, with respect to any Property, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, tax lien, financing statement, pledge, charge, or other lien, charge, easement, encumbrance, preference, priority or other security or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means, with respect to a Person, an effect that is material and adverse to (i) the business, properties, assets, operations, results of operations, financial condition or creditworthiness of such Person and its Subsidiaries, if any, taken as a whole or (ii) if such Person is a Party, the ability of such Person to perform its obligations under this Agreement or the other Transaction Documents (as defined below), except for (a) any changes in general economic or political conditions, (b) any matters generally affecting the same or similar industries as the Business or companies in such industries, and (c) any adverse effect on customers, revenues or operations of the Business directly caused by the public announcement of the Transaction.

“Material Contracts” has the meaning specified in Section 3.12 hereof.

“Pension Plan” means, with respect to a Person, any employee benefit plan maintained by such Person for its employees or those of any of its Affiliates.

“Permitted Liens” means, with respect to a Person:

(a) encumbrances consisting of easements, rights-of-way, zoning restrictions or other restrictions on the use of Real Property or imperfections to title that do not (individually or in the aggregate) materially impair the ability of such Person or any of its Subsidiaries, if any, to use such Property in its businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(b) Liens for taxes, assessments or other governmental charges (including without limitation in connection with workers’ compensation and unemployment insurance) that are not delinquent or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens, and for which adequate reserves (as determined in accordance with GAAP) have been established; and

(c) Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens, for which adequate reserves (as determined in accordance with GAAP) have been established.

“Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

“Personal Property” means all tangible personal property used or leased in connection with the operation of the Business, excluding all cash and cash equivalents, investment securities, Intellectual Property and other intangible properties and rights.

“Property” means property and/or assets of all kinds, whether real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto).

“Purchase Price Shares” has the meaning specified in Section 2.2(c).

“Real Property” means land and all land improvements including buildings sited on land.

“Registrable Securities” means the Purchase Price Shares and the Warrant Shares and any shares of capital stock issued or issuable from time to time (with any adjustments) in replacement of, in exchange for or otherwise in respect of the Purchase Price Shares or the Warrant Shares; provided, however, that the term “Registrable Securities” shall not include Purchase Price Shares or Warrant Shares that have been (i) sold or distributed pursuant to the Registration Statement, (ii) publicly sold or transferred pursuant to Rule 144 or (iii) eligible for resale pursuant to Rule 144 without volume restrictions.

“Registration Statement” means a registration statement or statements prepared in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act (“Rule 415”) or any successor rule or regulation.

“Rule 144” means Rule 144 under the Securities Act or any successor rule or regulation.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means, collectively, the Purchase Price Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Laws” means the Securities Act and the Exchange Act, as applicable, and other applicable federal and state securities laws.

“Seller Indemnified Parties” has the meaning specified in Section 9.2(a) of this Agreement.

“Subsidiary” means, with respect to a Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (regardless of whether or not at the time such ownership interest shall or might have voting power by reason of the happening of any event or circumstance) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

“Taxes” means all income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies or other additions to tax, interest, fines and penalties.

“Transaction” means the purchase and sale of the TVG Equity Interest contemplated hereby.

“Transaction Documents” means, collectively, this Agreement, the Warrants and all other agreements, documents and other instruments executed and delivered by or on behalf of any Party at the Closing.

“TVG Entities” has the meaning specified in the preamble to this Agreement.

“TVG Equity Interest” has the meaning specified in the preamble to this Agreement.

“Warrant”, “Warrants” and “Warrant Shares” have the respective meanings specified in Section 2.2(b) of this Agreement.

1.2 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

2. PURCHASE AND SALE.

2.1 Sale of TVG Equity Interest. On the terms and subject to the conditions specified herein, each Seller agrees to sell and the Buyer agrees to purchase from such Seller the portion of the TVG Equity Interest owned by such Seller, it being understood that, together, the Sellers own the entire fully-diluted TVG Equity Interest. The date on which the closing of such sale and purchase (the “Closing”) occurs is hereinafter referred to as the “Closing Date.” The Closing Date shall occur at the offices of Kim, Chang & Lee, located at 5th Floor, Wonseo Building, 171 Wonseo-dong, Chongro-ku, Seoul 110-280, Korea, on or before the third (3rd) Business Day following the date on which all of the conditions set forth in Section 6 have been satisfied (or waived by the appropriate Party in its sole discretion), or at such other place or time as may be agreed in writing between the Parties.

2.2 Purchase Price. In consideration of the sale of the TVG Equity Interest by the Sellers to the Buyer and upon the satisfaction or waiver of all of the conditions contained herein, the Buyer agrees that it will deliver to the Sellers at the Closing (as defined below) the following consideration (collectively, the “Purchase Price”):

(a) the Buyer will issue and deliver certificates representing five million (5,000,000) shares of Ener1 Common Stock registered in such name or names as the Sellers shall notify the Buyer at least three (3) Business Days prior to the Closing Date (the “Purchase Price Shares”); provided, however, that if the Buyer issues Ener1 Common Stock or securities or instruments convertible, exchangeable or exercisable into Ener1 Common Stock, other than Excluded Securities, for a price less than US$7.20 per share (subject to adjustment for stock splits, stock dividends and similar events) (the “Base Price”) at any time during the period beginning on the Closing Date and ending on the three-month anniversary of the Closing Date, Ener1 will pay to the Sellers a ‘make-whole’ cash payment equal to the difference between the Base Price and the price at which such equity or warrants are issued times the number of Purchase Price Shares (subject to adjustment for stock splits, stock dividends and similar events);

(b) the Buyer will execute and deliver one or more warrants in the form set forth on Exhibit A (each, a “Warrant” and, collectively, the “Warrants”) exercisable on or before the second anniversary of the Closing Date into an aggregate of 2,560,000 shares of Ener1 Common Stock (the “Warrant Shares”) at an exercise price of US$7.50 (subject in each case to adjustment as provided therein). Each Warrant will contain full-ratchet anti-dilution protection during the three-month period following the Closing Date and will permit “cashless exercise” thereof; and

(c) the Buyer shall pay the sum of six hundred thousand Dollars (US$600,000) by wire transfer of immediately available funds to an account designated by the Sellers (the “Cash Payment”).

It is acknowledged and agreed by the Parties that the Purchase Price Shares, the Warrants, the Cash Payment and all documents, certificates, notices and other instruments and communications deliverable by the Buyer to the Sellers hereunder may be delivered to and in the name of TVGAC, which hereby agrees to accept delivery thereof on behalf of itself and Rosebud.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each Seller hereby represents and warrants to the Buyer that all statements contained in this Section 3 are true and correct:

3.1 Organization and Authority of the Sellers; Enforceability. TVGAC is a limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands. Rosebud is an international business company duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Each Seller has full right, authority and power to enter into this Agreement and each Transaction Document to be executed and delivered by such Seller and to perform its obligations hereunder and thereunder. The execution, delivery and due performance by each Seller of this Agreement and the other Transaction Documents to be executed and delivered by it have been duly authorized by all necessary action (corporate and other) on the part of such Seller and no other action on the part of such Seller is required in connection therewith. This Agreement and the other Transaction Documents executed and delivered by each Seller constitute, or when executed and delivered will constitute, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the enforcement of creditors’ rights generally, and to general principles of equity and public policy. Except as set forth on Schedule 3.1, the execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party do not and will not (i) to the Sellers’ knowledge, violate any laws or regulations of the United States, Korea or other Governmental Authority, (ii) require either Seller, Enertech or either TVG Entity to obtain any approval, consent or waiver of, or make any filing with, any Governmental Authority that has not been obtained or made or will be obtained or made at or prior to Closing, (iii) result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which either Seller, Enertech, the Enertech Subsidiary or either TVG Entity is a party or by which any property of either Seller, Enertech, the Enertech Subsidiary or either TVG Entity is bound or affected, or (iv) result in the creation or imposition of any Lien on the TVG Equity Interest, the Enertech Equity Interest or any of the assets of Enertech, the Enertech Subsidiary or either TVG Entity, other than, in the case of each of clauses (ii) and (iii), any of which that would not have a Material Adverse Effect on Enertech or impair either Seller’s ability to perform its obligations hereunder.

3.2 Organization and Authority of Enertech. Enertech is a stock corporation duly organized, validly existing and in good standing under the laws of Korea with the requisite power and authority (corporate or otherwise) to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of Enertech’s Articles of Incorporation, as amended to date, and by-laws, as amended to date, and heretofore delivered to the Buyer’s counsel, are complete and correct, and no amendments thereto are pending. Enertech is not required to be licensed or qualified to conduct its business or own its property in any jurisdiction other than Korea, except such jurisdictions where the failure to be so qualified, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Enertech.

3.3 Organization and Authority of the TVG Entities. Each TVG Entity is a limited company duly organized, validly existing and in good standing under the laws of, in the case of TVG Saehan, Labuan, Malaysia and, in the case of TVG SEI, the British Virgin Islands, with the requisite power and authority (corporate or otherwise) to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of each TVG Entity’s Articles of Incorporation, as amended to date, and by-laws, as amended to date (or similar governing documents), and heretofore delivered to the Buyer’s counsel, are complete and correct, and no amendments thereto are pending. Except as set forth on Schedule 3.3, neither TVG Entity (i) owns any assets other than the Enertech Equity Interest, (ii) has any direct or indirect ownership interest in or control over any corporation, partnership, joint venture or entity of any kind other than Enertech, (iii) conducts any business or operations, or (iv) has any obligations or liabilities whatsoever, whether contractual or otherwise.

3.4 Subsidiaries. Other than the Enertech Subsidiary or as set forth on Schedule 3.4, Enertech (i) has no Subsidiaries and does not own any securities issued by any other business organization or governmental authority, except government securities, bank certificates of deposit and money market investments acquired as short-term investments in the ordinary course of its business and (ii) does not own or have any direct or indirect ownership interest in or control over any corporation, partnership, joint venture or entity of any kind. Enertech owns 100% of the issued and outstanding capital stock of the Enertech Subsidiary, subject to no claim, right or Lien in favor of third parties or otherwise. There are no outstanding subscriptions, options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any shares of capital stock of the Enertech Subsidiary. The Enertech Subsidiary is a New Jersey corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with the requisite power and authority (corporate or otherwise) to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Enertech Subsidiary’s Articles of Incorporation, as amended to date, and by-laws, as amended to date (or similar governing documents), and heretofore delivered to the Buyer’s counsel, are complete and correct, and no amendments thereto are pending.

3.5 Equity Interests; Beneficial Ownership.

(a) Enertech Equity Interest. The authorized capital stock of Enertech consists of 60,000,000 shares of Enertech Common Stock, of which 16,687,053 shares are issued and outstanding. The Enertech Equity Interest represents 83% of the fully diluted capital stock of Enertech (assuming an exchange rate of 1,000 Korean Won to one Dollar for the purpose of calculating the number of shares of Enertech Common Stock to be issued under the outstanding bonds with warrants issued by Enertech and held by TVG Saehan); is validly issued, fully paid and nonassessable; and is owned solely by the TVG Entities, subject to no claim, right or Lien in favor of third parties or otherwise other than as set forth on Schedule 3.5(a). Except as set forth on Schedule 3.5(a), there are no outstanding subscriptions, options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any shares of capital stock of any class of Enertech. None of Enertech’s capital stock has been issued in violation of any Governmental Requirement. The term “fully diluted capital stock”, when used in this Section 3.5(a), means (A) all shares of Enertech Common Stock outstanding as of the date of this Agreement plus (B) all shares of Enertech Common Stock that are subject to any securities, instruments or rights outstanding or issuable as of the date of this Agreement and which entitle the holder thereof to receive, through conversion, exchange, exercise or otherwise, such shares; provided, however, that such calculation shall not give effect to any shares of Enertech Common Stock issuable pursuant to approximately 585,361 stock options currently outstanding and due to expire on December 14, 2008 (the “Employee Options”). In the event that any Employee Options are validly exercised prior to their expiration, the Sellers shall pay to the Buyer an amount of cash equal to $0.61 per share of Enertech Common Stock (subject to adjustment for stock splits, stock dividends and similar events) issued pursuant to such exercise. Such amount shall be paid to the Buyer in cash, in shares of Ener1 Common Stock at a value equal to the greater of (i) $7.20 per share (subject to adjustment for stock splits, stock dividends and similar events) and (ii) the market value of the Ener1 Common Stock on the date such payment becomes due, or in any combination of cash and such stock. For purposes of this Section 3.5(a), “market value” shall have the meaning set forth in Section 9.5 hereof.

(b) TVG Equity Interest. The authorized capital stock of TVG Saehan consists of 15,718,836 shares, all of which are issued and outstanding. The authorized capital stock of TVG SEI consists of a total of 400,010,000 shares comprising 10,000 ordinary shares, 200,000,000 Class A preference shares and 200,000,000 Class B preference shares, of which 1,001 ordinary shares and 200,000,000 Class A preference shares are issued and outstanding. The TVG Equity Interest represents 100% of the issued and outstanding capital stock of each TVG Entity; is validly issued, fully paid and nonassessable; is owned solely by the Sellers, subject to no claim, right or Lien in favor of third parties or otherwise; and, upon transfer of the TVG Equity Interest to the Buyer as contemplated by the terms of this Agreement, the Buyer will acquire good and valid title to the TVG Equity Interest, subject to no claim, right or Lien in favor of third parties or otherwise. There are no outstanding subscriptions, options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any shares of capital stock of any class of either TVG Entity. None of the capital stock of either TVG Entity has been issued in violation of any Governmental Requirement.

3.6 Other Authorization. The Sellers have obtained all authorizations, consents, approvals and permits required to permit the consummation by the Sellers of the Transaction, and Schedule 3.6 contains a complete list of each such authorization, consent and permit.

3.7 Real Property; Personal Property; Title.

(a) Owned Real Property. Except as set forth on Schedule 3.7(a), none of Enertech or either TVG Entity owns any Real Property. Enertech has good and marketable title to all Real Property owned by it.

(b) Leased Real Property. All Real Property leased by Enertech or either TVG Entity as tenant or lessee is identified on Schedule 3.7(b) (collectively, the “Leased Real Property). All of the leases of any of the Leased Real Property, and any amendments thereto (collectively, the “Leases”), are attached to Schedule 3.7(b), have been heretofore delivered or furnished by the Sellers to the Buyer, and are complete, accurate, true and correct copies thereof. Enertech has a valid and existing leasehold interest in, and enjoys peaceful and undisturbed possession in all material respects of, the Leased Real Property, free and clear of all Liens that would materially affect Enertech’s use of the Leased Real Property.

(c) Personal Property. Schedule 3.7(c) sets forth all Personal Property (i) owned by Enertech or either TVG Entity that has a book value greater than KRW50,000,000 or its equivalent or (ii) leased by Enertech or either TVG Entity for an annual lease payment greater than KRW10,000,000 or its equivalent. Enertech has valid title to all Personal Property set forth in paragraph (i) of Schedule 3.7(c) and none of such Personal Property is subject to any Lien except as specifically disclosed on Schedule 3.7(c).

3.8 Financial Statements.

(a) Enertech has previously delivered to the Buyer the following financial statements (the “Financial Statements”) (copies of which are attached hereto as Schedule 3.8(a)): (i) an audited consolidated balance sheet of Enertech for the fiscal year ended December 31, 2006 and statements of income, retained earnings and cash flows for the period then ended prepared in accordance with GAAP, including footnotes thereto, (ii) an audited consolidated balance sheet of Enertech for the fiscal year ended December 31, 2007 and statements of income, retained earnings and cash flows for the period then ended prepared in accordance with GAAP, including footnotes thereto, and (iii) an unaudited consolidated balance sheet of Enertech as of June 30, 2008 (the “June Balance Sheet”) and statements of income and retained earnings for the six-month period then ended prepared in accordance with GAAP. The Financial Statements (x) are true, accurate and complete in all material respects; and (y) present fairly and accurately in all material respects the financial condition of Enertech as of the respective dates thereof and the results of operations, changes in stockholder’s equity and cash flows of Enertech on a consolidated basis for the periods covered thereby (subject to normal year-end adjustments).

(b) Except as set forth on Schedule 3.8(b), as of the date hereof, neither Enertech nor the Enertech Subsidiary has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Enertech or the conduct of its business prior to the Closing Date, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the June Balance Sheet, or (ii) incurred in the ordinary course of business.

(c) Except as set forth on Schedule 3.8(c), neither TVG Entity has any liabilities of any nature whether accrued, absolute, contingent or otherwise, asserted or unasserted.

3.9 Taxes. Except as disclosed in Schedule 3.9:

(a) Each of Enertech and the Enertech Subsidiary has paid or caused to be paid all federal, state, local, foreign, and other Taxes required to be paid by it through the date hereof.

(b) Each of Enertech and the Enertech Subsidiary has in accordance with Governmental Requirements filed all federal, state, local and foreign Tax returns required to be filed by it through the date hereof, and all such returns are true and correct in all material respects, except for returns which are subject to dispute or extension for which Enertech has established adequate reserves in accordance with GAAP, all of which are listed on Schedule 3.9. Enertech has delivered, or will deliver prior to the Closing, to the Buyer copies of all income Tax returns filed by it or the Enertech Subsidiary with any Governmental Authority for the past three (3) tax years, and of all examination reports and statements of deficiencies assessed against or agreed to by Enertech with respect to said returns.

3.10 Absence of Certain Changes. Except as disclosed in Schedule 3.10, since June 30, 2008, there has not been any change in the consolidated assets, liabilities, condition (financial or otherwise), business or operations of Enertech which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or is reasonably likely to have a Material Adverse Effect on Enertech.

3.11 Intellectual Property.

(a) Schedule 3.11(a) sets forth a list of all Intellectual Property owned by and registered in the name of Enertech or of which Enertech is the licensor or licensee, other than with respect to “off-the-shelf” software which is generally commercially available and open source software which may be subject to one or more “general public” licenses (“Excluded Software”).

(b) Enertech has ownership of, free and clear of Liens, claims or rights or any other Person, with full right to use, sell, license, sublicense, dispose of, and bring actions for infringement of, or possesses licenses or other rights to use, all Intellectual Property necessary for the conduct of its business as presently conducted, other than (i) the Intellectual Property indicated in Schedule 3.11(a) as co-owned with other Persons and (ii) Excluded Software. Other than such the Intellectual Property indicated in Schedule 3.11(a) as co-owned and Excluded Software, all Intellectual Property that is used or incorporated into Enertech’s services, products or services or products actively under development and which are proprietary to Enertech were developed by or for Enertech by the current or former employees, consultants or independent contractors of Enertech or its predecessors in interest or purchased by Enertech or its predecessors in interest and are owned by Enertech, free and clear of claims, rights or Liens of any other Person.

(c) Except as disclosed on Schedule 3.13, the operation of the Business as presently conducted and the production, marketing, licensing, use and servicing of any products or services of Enertech do not, to the Sellers’ knowledge, infringe or conflict with any patent, trademark, copyright, or trade secret rights of any third parties or any other Intellectual Property of any third parties.

3.12 Contracts. All of the following contracts to which Enertech or either TVG Entity is a party or is bound and which are currently in effect are described in reasonable detail on Schedule 3.12 (true and complete copies of which have been delivered, or will be delivered prior to Closing, to the Buyer):

(a) operating agreements, partnership agreements, shareholders agreements, voting trust agreements and other agreements relating to the organization of Enertech or either TVG Entity;

(b) agreements relating to options, warrants, convertible bonds and other share subscription rights to purchase Equity Securities of Enertech;

(c) agreements relating to credit facilities, loans, factoring arrangements, mortgages, indentures and other financing arrangements on the part of Enertech;

(d) agreements relating to land, buildings and leasehold improvements owned by Enertech;

(e) agreements and policies relating to insurance for physical properties and assets used in the Business;

(f) business purchase agreements, merger agreements, stock purchase agreements, right of first refusal agreements and other agreements relating to the purchase or disposition of securities or the Business;

(g) agreements with service providers, suppliers or vendors, each of which involves an annual aggregate payment by Enertech in excess of KRW50,000,000 or its equivalent;

(h) agreements with customers or potential customers, which are material to the Business;

(i) employment, consulting and management agreements;

(j) bonus, severance, savings, pension, profit sharing, deferred compensation and other similar agreements;

(k) agreements relating to financial and foreign exchange derivatives, including futures, forwards and swaps; and

(l) all other agreements involving annual amounts payable to or by Enertech in excess of KRW50,000,000 (or its equivalent) per year.

3.13 Litigation. Schedule 3.13 lists all currently pending or, to the Sellers’ knowledge, threatened claims in writing, litigation and governmental or administrative proceedings to which Enertech, the Enertech Subsidiary or either TVG Entity is a party or which relate to its assets or properties or the Business. No investigation by any governmental or administrative authority is pending or to the Sellers’ knowledge threatened against Enertech, the Enertech Subsidiary or either TVG Entity.

3.14 Compliance with Laws. Except as disclosed on Schedule 3.14, each of Enertech, the Enertech Subsidiary and each TVG Entity is in compliance in all material respects with all applicable material statutes, ordinances, orders, judgments, decrees and rules and regulations promulgated or proposed by any Governmental Authority in connection with the operation of the Business. Each of Enertech, the Enertech Subsidiary and each TVG Entity has timely filed all reports, returns and filings required to be submitted by any such Governmental Authority, the failure of which to file has had or would be reasonably likely to have a Material Adverse Effect. None of Enertech, the Enertech Subsidiary or any TVG Entity has received written notice of a violation or alleged violation of any such statute, ordinance, order, judgment, decree, rule or regulation.

3.15 Brokerage. There are no liabilities or claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon either Seller or any of its Affiliates. Each Seller shall pay, and hold the Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim..

3.16 Permits. Schedule 3.16 lists all permits required to be obtained by the Sellers, Enertech or either TVG Entity from any Governmental Authority in order for Enertech or the Enertech Subsidiary to conduct its Business, the failure of which to obtain has had or would be reasonably likely to have a Material Adverse Effect on Enertech. All such permits have been duly obtained and are valid and in full force and effect, and Enertech is operating in compliance therewith.

3.17 Employee Benefit Programs. Except as disclosed in Schedule 3.17, none of Enertech, the Enertech Subsidiary or either TVG Entity has, since December 31, 2007, maintained for its Employees (as defined below) pension plans, medical plans, life or disability plans, stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, or other material employee benefit plans, agreements, or arrangements (collectively, the “Employee Programs”). For purposes of this Section 3.17, an entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program.

3.18 Employees, Directors, Officers and Consultants.

(a) Employee Labor Matters. Neither Enertech nor the Enertech Subsidiary is delinquent in payments to any of full-time employees on its payroll (collectively, “Employees”) for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

(b) Employees and Contracts. Except as required by applicable law, and except as provided in (i) the employment agreements listed in paragraph 9 of Schedule 3.12 and (ii) paragraph 6 of Schedule 3.17, no Employee has been granted by Enertech, the Enertech Subsidiary or either TVG Entity any contractual right that is currently in effect to continued employment or to any material compensation following termination of employment with Enertech or the Enertech Subsidiary. The Sellers have no knowledge that any director or Employee of Enertech who acts in a management capacity intends to terminate his or her employment or other engagement with Enertech, nor does Enertech have a present intention to terminate the employment or engagement of any such Person.

(c) Compensation. Enertech has delivered or will deliver to the Buyer, at or prior to the Closing, a certificate (the “Employee Certificate”) which sets forth an accurate, correct and complete list, as of the date hereof, of all Employees of Enertech and the Enertech Subsidiary, including each such Person’s name, title and position and present annual compensation (including bonuses, commissions and deferred compensation).

(d) Unions. Enertech has no collective bargaining agreements with any of its Employees. To the Sellers’ knowledge, there is no labor union organizing or election activity pending or threatened with respect to Enertech.

3.19 Insurance. The physical properties and assets used in connection with the Business are insured pursuant to the insurance policies described in Schedule 3.19 (the “Policies”) and Enertech has delivered to the Buyer true, correct and complete copies of all such Policies. The policies are binding and in full force and effect, all premiums with respect thereto are currently paid in accordance with their terms, and Enertech is in compliance in all material respects with the terms thereof. The insured amounts represented by the Policies are in such amounts and coverage that Enertech believes to be commercially reasonable for the Business and to be sufficient for material compliance by Enertech with all Governmental Requirements and all agreements and leases to which Enertech is a party. To the Sellers’ knowledge, no event has occurred which, with notice or the lapse of time, would constitute a breach, or permit termination, modification, or acceleration, of any such insurance policy.

3.20 Bank Accounts. Schedule 3.20 accurately sets forth, with respect to each account maintained by or for the benefit of Enertech or the Enertech Subsidiary at any bank or other financial institution:

(a) the name and location of the institution at which such account is maintained;

(b) the name in which such account is maintained and the account number of such account;

(c) a description of such account and the purpose for which such account is used;

(d) the balance in such account as of the second Business Day immediately prior to the date hereof; and

(e) the names of all individuals currently authorized to draw on or make withdrawals from such account.

There are no safe deposit boxes or similar arrangements maintained by or for the benefit of Enertech or the Enertech Subsidiary.

3.21 Customers and Suppliers. Except as set forth on Schedule 3.21, since June 30, 2008, no Customer or Supplier of Enertech has canceled, materially modified, or otherwise terminated its relationship with Enertech in writing or decreased materially its usage, purchase or supply of the services or products of Enertech, nor does any Customer or Supplier have, to the Sellers’ knowledge, any plan or intention to do any of the foregoing. For purposes of this Section 3.21, (i) “Customer” means each customer of Enertech accounting for at least five percent (5%) of Enertech’s revenue during the period of twelve (12) calendar months ending on June 30, 2008, and (ii) “Supplier” means each supplier or vendor accounting for at least KRW50,000,000 (or its equivalent), of expenses during such period.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to each Seller that all statements contained in this Section 4 are true and correct as of the date of this Agreement:

4.1 Organization of the Buyer. The Buyer is a Florida corporation duly formed, validly existing and in good standing under the laws of the State of Florida with full power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted or proposed to be conducted.

4.2 Authority of the Buyer; Enforceability. The Buyer has full authority and power to enter into this Agreement and the other Transaction Documents to be executed and delivered by the Buyer and to perform its obligations hereunder and thereunder. The execution, delivery and due performance by the Buyer of this Agreement and the other Transaction Documents have been duly authorized by all necessary action of the Buyer and no other action on the part of the Buyer is required in connection herewith. This Agreement and the other Transaction Documents to be executed and delivered by the Buyer constitute, or when executed and delivered by the Buyer, will constitute, valid and binding obligations of the Buyer enforceable in accordance with their respective terms.

4.3 Valid Issuance. Prior to the Closing, the Buyer will have taken all necessary action to permit it to issue and deliver the Purchase Price Shares, to execute and deliver the Warrants and to issue and deliver the Warrant Shares upon exercise of the Warrants. The Purchase Price Shares, when issued and delivered pursuant to the terms of this Agreement, will be validly issued, fully paid and non-assessable, subject to no material claim, right or Lien in favor of third parties or otherwise. Upon delivery of the Purchase Price Shares to the Sellers as contemplated by the terms of this Agreement, the Sellers will acquire good and valid title to the Purchase Price Shares, subject to no material claim, right or Lien in favor of any third party or otherwise. The Warrants, when issued and delivered pursuant to the terms of this Agreement, will be validly issued, subject to no material claim, right or Lien in favor of third parties or otherwise, The Warrant Shares, when issued and delivered pursuant to the terms of the Warrants, will be validly issued, fully paid and non-assessable, subject to no material claim, right or Lien in favor of third parties or otherwise.

4.4 Capital Structure of the Buyer. The authorized capital stock of the Buyer consists of 150,714,286 shares of Ener1 Common Stock, of which 104,813,016 shares were outstanding as of August 7, 2008. Except as set forth on Schedule 4.4, since August 31, 2008, the Buyer has not issued any shares of its capital stock, other than stock options granted by the Buyer and the             shares of Ener1 Common Stock issued pursuant to exercise of such options. As of the date hereof, 8,051,600 shares of Ener1 Common Stock are reserved for issuance upon the exercise of outstanding options under Ener1’s Stock Option Plans and options for 4,132,727 shares of Ener1 Common Stock have been granted and remain outstanding. As of the date hereof, and except as set forth in the Buyer Reports, the Buyer has no outstanding options or rights to purchase or acquire any of its capital stock, has no shares of preferred stock outstanding and has granted no rights to register any of its securities for resale under the Securities Act to any Person. All of the outstanding             shares of Ener1 Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth in the Buyer Reports, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Buyer is or may become obligated to issue or sell any shares of capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of capital stock or other equity interests, of the Buyer, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The outstanding shares of capital stock and other equity interests of the Buyer are not subject to any voting trust arrangement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other equity interests. Other than with respect to options granted to employees under the Ener1 Stock Option Plans, there are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of such stock or other equity interests of the Buyer.

4.5 Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by the Buyer from, or to be given by the Buyer to, or made by the Buyer with, any Governmental Authority (other than filings that may be required pursuant to applicable Securities Laws, which filings (if any) will be made in a timely manner in connection with the issuance of the Purchase Price Shares and the Warrants) or other Person in connection with the execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents to which it is a party.

4.6 Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and each of the Transaction Documents to which it is a party, the consummation of the Transaction, and the issuance of the Purchase Price Shares and the Warrants do not and will not (i) violate any provision of the articles of incorporation, bylaws or other similar organizational documents of the Buyer, (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Buyer under, or a loss of any benefit to which the Buyer is entitled under, any contract, agreement or arrangement to which it is a party or result in the creation of any Lien upon any of its assets or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings required to be made or obtained by the Sellers, violate or result in a breach of or constitute a default under any law to which the Buyer is subject.

4.7 Buyer Reports. The Buyer has timely filed with the SEC all registration statements, reports, proxy statements or information statements required to be filed by the Buyer, including (a) the Buyer’s Annual Report on Form 10-K for the fiscal year ended 2007 and (b) the Buyer’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008 and all other reports or documents required to be filed by the Buyer pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Buyer’s most recent Quarterly Report on Form 10-Q, all of which are publicly available on the SEC’s EDGAR system, were timely filed and have been prepared in accordance, and comply, in all material respects with the applicable requirements under the Securities Laws (collectively, the “Buyer Reports”).

4.8 Compliance with Laws. Each of the Buyer and its Subsidiaries is in compliance in all material respects with all applicable material statutes, ordinances, orders, judgments, decrees and rules and regulations promulgated or proposed by any Governmental Authority in connection with the operation of its business. Each of the Buyer and its Subsidiaries has timely filed all reports, returns and filings required to be submitted by any such Governmental Authority, the failure of which to file has had or would be reasonably likely to have a Material Adverse Effect on the Buyer. Neither the Buyer nor any of its Subsidiaries has received written notice of a material violation or alleged violation of any such statute, ordinance, order, judgment, decree, rule or regulation.

4.9 Litigation. Except as disclosed in the Buyer Reports, there are no actions, suits, proceedings, orders or investigations pending or, to the Buyer’s knowledge, threatened against or affecting the Buyer, at law or in equity, or before or by any court, tribunal, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Buyer’s performance under this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

4.10 Brokerage. There are no liabilities or claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Buyer or any of its Affiliates. The Buyer shall pay, and hold the Sellers harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

4.11 Financing. The Buyer currently has sufficient financial capacity and financial resources available to enable the Buyer to consummate the Transaction.

5. COVENANTS.

5.1 Exclusive Dealing.

(a) From the date hereof until the earlier of the Closing or the termination of this Agreement, except for the co-sale rights to be given by TVG Saehan to the Institutional Shareholders pursuant to the shareholders agreement dated September 14, 2007 between TVG Saehan and the Institutional Shareholders, the Sellers (and their respective Affiliates) will not, and will cause each TVG Entity not to, and will use all commercially reasonable efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate any inquiries or the making of, any Proposal (as defined below) or offer which constitutes or is reasonably likely to lead to any Proposal, or (ii) engage in negotiations or discussions with, or provide any non-public information or data concerning Enertech or the Business to, any Person (other than the Buyer or any of its Affiliates or representatives) relating to any Proposal whether made before or after the date of this Agreement. From the date hereof until the earlier of the Closing or the termination of this Agreement, Enertech may not propose to approve or recommend any Proposal (other than the Transaction), or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Proposal (other than the Transaction).

(b) As used in this Agreement, “Proposal” shall mean (1) any proposal for a merger, consolidation or other business combination concerning Enertech or the Enertech Subsidiary, (2) any proposal or offer to acquire in any manner, directly or indirectly, any part of the assets or capital stock of Enertech or the Enertech Subsidiary, and (3) any proposal or offer with respect to any recapitalization or restructuring concerning Enertech or the Enertech Subsidiary or any proposal or offer with respect to any other transaction similar to any of the foregoing.

5.2 Operations. Until the earlier of the Closing or the termination of this Agreement, the Sellers shall cause Enertech and the Enertech Subsidiary to operate the Business in the ordinary course, consistent with past practice, and to refrain from selling, transferring or creating or permitting any Lien on their respective assets, other than the sale of inventory in the ordinary course of the Business or the imposition of any Permitted Liens.

5.3 Cooperation. The Sellers shall reasonably cooperate with the Buyer (which cooperation shall include without limitation, using commercially reasonable efforts to provide the Buyer with full access to the accountants, customers and suppliers of Enertech) in order to provide the Buyer with the opportunity to conduct such inquiries of Enertech and the Business as it deems necessary or appropriate prior to the Closing,

5.4 Satisfaction of Conditions. Each Party shall use its commercially reasonable best efforts to satisfy in full all conditions required to be satisfied by it under this Agreement prior to the Closing.

5.5 Expenses. Each Party shall bear its own expenses in connection with the negotiation and preparation of this Agreement and the other Transaction Documents.

5.6 Sale of the Purchase Price Shares and the Warrant Shares. With a view to making available to the Sellers the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Sellers to sell the Purchase Price Shares and the Warrant Shares without registration, the Buyer shall file all reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner, comply with all requirements of the American Stock Exchange and, upon the receipt from the Sellers of customary documentation with respect thereto, instruct the Buyer’s transfer agent to process promptly such sale and provide any information within the possession of the Buyer and necessary for such sale.

5.7 Registration Statement.

(a) Filing. On or before the seventy-fifth (75th) day following the Closing Date, the Buyer shall prepare and file with the SEC a Registration Statement on Form S-3 (or, if the Buyer is not then eligible to use Form S-3, such other form that is then available to the Buyer for resales of its securities) as a “shelf” registration statement under Rule 415 covering the resale of the maximum number of Registrable Securities permitted to be included in such Registration Statement pursuant to any Governmental Requirement. The Registration Statement shall state, to the extent permitted by Rule 416 under the Securities Act, that it also covers such indeterminate number of additional shares of Ener1 Common Stock as may become issuable upon exercise of the Warrants in order to prevent dilution resulting from stock splits, stock dividends or similar events.

(b) Effectiveness. The Buyer shall use commercially reasonable efforts to cause the Registration Statement to become effective on or before the forty-fifth (45th) day following the filing thereof. The Buyer shall respond promptly to any and all comments made by the staff of the SEC on the Registration Statement, and shall submit to the SEC, within three (3) Business Days after the Buyer learns that no review of the Registration Statement will be made by the staff of the SEC or that the staff of the SEC has no further comments on a Registration Statement, as the case may be, a request for acceleration of the effectiveness of such Registration Statement to a time and date not later than three (3) Business Days after the submission of such request. The Buyer will maintain the effectiveness of the Registration Statement during the period beginning on the date on which the Registration Statement is declared effective and ending on the later of (i) the date on which no Purchase Price Shares or Warrant Shares (assuming cashless exercise of the Warrant(s)) constitute Registrable Securities or (ii) the one-year anniversary of the date on which the Registration Statement is declared effective (the “Registration Period”).

(c) Piggyback Registration. If at any time prior to the second anniversary of the Closing Date, (i) the Buyer proposes to register shares of Ener1 Common Stock under the Securities Act in connection with the public offering of such shares for cash (a “Proposed Registration”) other than a registration statement on Form S-8 or Form S-4 or any successor or other forms promulgated for similar purposes and (ii) a Registration Statement covering the sale of all of the Registrable Securities is not then effective and available for sales thereof by the holders of Warrants or Registrable Securities (each, a “Holder” and, collectively, the “Holders”), the Buyer shall, at such time, promptly give each Holder written notice of such Proposed Registration. Each Holder shall have ten (10) Business Days from its receipt of such notice to deliver to the Buyer a written request specifying the amount of Registrable Securities that such Holder intends to sell and such Holder’s intended method of distribution. Upon receipt of such request, the Buyer shall use commercially reasonable efforts to cause all Registrable Securities which the Buyer has been requested to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Holder; provided, however, that the Buyer shall have the right to postpone or withdraw any registration effected pursuant to the terms hereof without obligation to the Holders. In connection with any registered offering undertaken by the Buyer or by security holders of the Buyer, if the managing underwriter(s) thereof, in the case of an underwritten offering, shall request a limitation on the number of shares of Ener1 Common Stock which may be included in a registration statement because, in the judgment of such underwriter(s), marketing, regulatory or other factors dictate such limitation is necessary to facilitate such offering or, if the number of shares to be included on such registration statement is limited by applicable law or regulation, then the Buyer shall be obligated to include in the registration statement only such amount of Registrable Securities with respect to which each Holder has requested inclusion hereunder as such underwriter(s) shall permit, in the case of an underwritten offering, or as may be lawfully included on such registration statement, where such amount is limited by law or regulation. Any exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities in a registration statement, in proportion to the number of Registrable Securities sought to be included by such Holders; provided, however, that the Buyer shall not exclude any Registrable Securities unless the Buyer has first excluded all outstanding securities, the holders of which are not entitled to inclusion of such securities in the registration statement or are not entitled to pro rata inclusion with the Registrable Securities; and provided, further, that, after giving effect to the immediately preceding proviso, any exclusion of Registrable Securities shall be made pro rata with holders of other securities having the right to include such securities in the registration statement.

(d) Additional Registration Obligations of the Buyer. In connection with the registration of Registrable Securities hereunder, the Buyer shall:

(i) notify each Holder, as promptly as practicable, of the effectiveness of the Registration Statement;

(ii) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act or to maintain the effectiveness of the Registration Statement during the Registration Period, or as may be reasonably requested by a Holder in order to incorporate information concerning such Holder or such Holder’s intended method of distribution;

(iii) prior to or as promptly as practicable following the Closing, use commercially reasonable efforts to secure the listing of all Registrable Securities on the American Stock Exchange (or such other principal exchange on which the Ener1 Common Stock is then listed);

(iv) furnish to each Holder such number of copies of the prospectus included in the Registration Statement as such Holder may reasonably request in order to facilitate the disposition of such Holder’s Registrable Securities;

(v) notify each Holder immediately after becoming aware of the occurrence of any event as a result of which the prospectus included in the Registration Statement, as then in effect, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (a “Disclosure Triggering Event”), and as promptly as practicable thereafter prepare and file with the SEC a supplement or an amendment to, or document to be incorporated into, such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(vi) provide to each Holder and its representatives the reasonable opportunity to conduct, subject to confidentiality agreements reasonably acceptable to the Buyer, a reasonable inquiry of the Buyer’s financial and other records during normal business hours and make available its officers, directors and employees for questions regarding information which such Holder may reasonably request in order to fulfill any due diligence obligation on its part;

(vii) use commercially reasonable to register or qualify the Registrable Securities covered by the Registration Statement under the Securities Laws of such jurisdictions in the United States as shall be reasonably requested by a Holder; provided, however, that the Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction;

(viii) in the event of any underwritten public offering by the Buyer, enter into and perform its obligations under an underwriting agreement (which agreement shall be in a form customary for similar underwritten public offerings) with terms reasonably satisfactory to the managing underwriter of such offering, and participate in customary “road show” presentations;

(ix) maintain a transfer agent and registrar and a CUSIP number for the Ener1 Common Stock; and

(x) bear all expenses, other than underwriting discounts and commissions and fees and expenses of counsel and other advisors to the Holders, incurred by the Buyer in connection with the filings, registrations and qualifications described in paragraphs (a) through (d) of this Section 5.7, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, and the fees and disbursements of counsel for the Buyer.

(e) Obligations of each Holder. In connection with the registration of Registrable Securities hereunder, and as a condition to the Buyer’s obligations under this Section 5.7, each Holder shall:

(i) timely furnish to the Buyer in writing such information regarding itself and the intended method of disposition of such Registrable Securities as the Buyer shall reasonably request in order to effect the registration thereof;

(ii) upon receipt of written notice from the Buyer of the occurrence of a Disclosure Triggering Event, immediately discontinue any sale or other disposition of such Registrable Securities pursuant to such Registration Statement until such Holder has received notice from the Buyer that such Disclosure Trigger Event no longer exists; provided, that (A) such notice from the Buyer shall not effect any sale executed by a Holder prior to such Holder’s receipt of such notice and (B) Buyer shall not engage in any transaction or activity which would constitute or result in a Disclosure Triggering Event to the extent such Disclosure Triggering Event would prevent any Holder from disposing of Registrable Securities for more than ninety (90) days in any 12-month period;

(iii) to the extent required by applicable law, deliver a prospectus to the purchaser of such Registrable Securities; and

(iv) notify the Buyer when it has sold, distributed or otherwise transferred all of the Registrable Securities held by it pursuant to either the Registration Statement or Rule 144.

(f) Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Section 5.7:

(i) To the extent permitted by law, the Buyer shall indemnify and hold harmless each Holder, the officers, directors and partners of each Holder, and each person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and the Buyer will reimburse each such Holder, officer, director or partner, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Buyer’s indemnity contained in this Section 5.7(f)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld), nor shall the Buyer be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished in writing and expressly stated for use in connection with such registration by such Holder or any person acting on such Holder’s behalf.

(ii) To the extent permitted by law, each Holder whose Registrable Securities are included for resale on the Registration Statement will indemnify and hold harmless the Buyer, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls the Buyer within the meaning of the Securities Act, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly stated in a writing for use in connection with such registration; and each such Holder will reimburse any legal or other expenses, as incurred, where such expenses are reasonably incurred by any person intended to be indemnified pursuant to this Section 5.7(f)(ii), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 5.7(f)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the liability of each Holder under this Section 5.7(f)(ii) shall be limited to an amount equal to the net proceeds received by such Holder with respect to the shares sold by such Holder pursuant to the Registration Statement.

(iii) Promptly after receipt by an indemnified party under this Section 5.7(f) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.7(f), notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party (subject to the last sentence of Section 5.7(f)(ii)) if the indemnified party reasonably determines that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflicts between such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify an indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.7(f), but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.7(f).

(iv) If the indemnification provided for in this Section 5.7(f) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with that which resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, provided that in no event shall any contribution by a Holder pursuant to this Section 5.7(f)(iv) exceed the net proceeds received by such Holder with respect to the shares sold by such Holder pursuant to the Registration Statement.

(v) The obligations of the Buyer and Holders under this Section 5.7(f) shall survive the completion of any offering of Registrable Securities pursuant to a Registration Statement under this Section 5.7.

(g) Assignment of Registration Rights. The rights to cause the Buyer to register the resale of Registrable Securities pursuant to this Section 5.7 may be assigned by a Holder to a transferee or assignee of Registrable Securities; provided, however, that such assignment shall be effective only if immediately following such transfer the Buyer is given written notice thereof, the transferee agrees in writing to be bound by the terms and conditions of this Agreement and such transfer complies with the terms of this Agreement.

5.8 Legend. The Sellers acknowledge and agree that the certificates representing the Securities may bear at issuance a restrictive legend in substantially the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and may not be offered or sold unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under the Securities Act and applicable state securities laws is available in connection with such offer or sale.”

Notwithstanding the foregoing, it is agreed that, if Securities have been sold pursuant to an effective registration statement or pursuant to Rule 144, subject in the case of a sale pursuant to Rule 144 to receipt by the Buyer of customary documentation reasonably satisfactory to the Buyer and its legal counsel in connection therewith, such Securities shall be issued without any legend or other restrictive language and, with respect to Securities upon which such legend is stamped, the Buyer shall issue new certificates without such legend to the Holder upon request.

5.9 Limitations on Disposition. Each Seller agrees that it shall not sell, transfer, assign or otherwise dispose of any Securities, unless:

(a) such proposed disposition is made pursuant to an effective Registration Statement under the Securities Act and complies with the plan of distribution contained therein;

(b) if such proposed disposition is to a Person that owns or operates (i) a hedge fund or substantially similar investment vehicle or (ii) a business that competes directly with the Business, such Seller has delivered written notice thereof to the Buyer specifying the material terms of such disposition and offering such Securities to the Buyer upon the same terms specified in such notice; upon receipt of such notice, the Buyer shall have five (5) Business Days in which to notify such Seller that it wishes to purchase all (but not less than all) of such Securities upon such terms; in the event that the Buyer either does not respond to such notice within such five Business Day period or declines in writing to purchase such Securities, such Seller may sell such Securities to such Person upon the same terms specified in such notice (it being understood that if such terms are amended or modified in any material respect so that they are less favorable to such Seller, such Seller must reoffer such Securities to the Buyer in accordance with this subparagraph (b) on such amended or modified terms prior to selling them to such Person);

(c) if such proposed disposition is made pursuant to an exemption from registration under the Securities Act (other than pursuant to Rule 144), such Seller has furnished the Buyer with an opinion of counsel, reasonably satisfactory to the Buyer, that such disposition will not require registration of such Securities under the Securities Act; and

(d) if such proposed disposition is made pursuant to Rule 144, such Seller has furnished the Buyer with documentation reasonably satisfactory to the Buyer and its legal counsel that the proposed transaction satisfies the requirements of Rule 144.

5.10 Purchase of Minority Shares. For the avoidance of doubt, the Buyer acknowledges and agrees that the Sellers shall have no liability or obligation in connection with the election by the Institutional Shareholders to exercise the co-sale rights referred to in Section 5.1(a), and will be indemnified and held harmless by the Buyer with respect thereto.

5.11 Name Change. Within one hundred and twenty (120) days after the Closing Date, the Buyer shall change the names of the TVG Entities to remove “TVG” or any portion thereof from such names.

5.12 Update of Disclosure Schedules. From time to time prior to the Closing, the Sellers may supplement or amend the Schedules referred to in Section 3 solely for the purpose of providing disclosure with respect to matters relating to the Enertech Subsidiary as long as such matters have not had or would not be reasonably likely to have a Material Adverse Effect on Enertech. The representations and warranties of the Sellers hereunder as of the date hereof and as of the Closing Date shall be deemed to be made with and after giving effect to all such supplements and amendments.

6. CONDITIONS.

6.1 Conditions to the Obligations of the Buyer. The obligation of the Buyer to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment (or waiver by the Buyer), prior to or at the Closing, of the following conditions:

(a) Representations, Warranties and Covenants. (i) All of the representations and warranties of each Seller in this Agreement and in the other Transaction Documents to which such Seller is a party shall be true and correct in all material respects as of the Closing Date; and (ii) each Seller shall have performed, in all material respects, all covenants and obligations contained in this Agreement or any of the other Transaction Documents to which such Seller is a party required to be performed by such Seller as of the Closing.

(b) Consents. The Sellers shall have delivered to the Buyer copies of all filings with and notifications of Governmental Authorities, regulatory agencies and other entities required to be made by the Sellers, Enertech or either TVG Entity in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, which filings and notifications are set forth on Schedule 6.1(b). The Sellers, Enertech and each TVG Entity shall have received all required permits, authorizations, waivers and consents necessary for the consummation of the Transaction, in form and substance reasonably satisfactory to the Buyer, from all third parties, including, without limitation, applicable Governmental Authorities, regulatory agencies, lessors, lenders, licensors and contract parties, which permits, authorizations, waivers and consents are set forth on Schedule 6.1(b).

(c) Transfer Documents. The Buyer shall have received duly executed:

(i) original certificates representing the TVG Equity Interest registered in the name of the Buyer;

(ii) landlord or lessor consents for the Real Property leases and Personal Property leases to the extent required by the terms of such leases as a result of the Transaction; and

(iii) such other specific instruments of sale, transfer, conveyance and assignment as the Buyer may reasonably request.

(d) Opinion of Counsel. The Buyer shall have received from counsel for the Sellers an opinion as of the Closing Date, in a form mutually agreed by the Buyer and the Sellers.

(e) Good Standing Certificates. The Sellers shall have delivered to the Buyer (i) commercial registry extracts issued by the competent court registry and showing that Enertech has legal existence and is in good standing, (ii) good standing certificates from the Secretary of State for the State of New Jersey certifying that the Enertech Subsidiary has legal existence and is in good standing and (iii) certificates issued by the appropriate Governmental Authority in the relevant jurisdiction certifying that each TVG Entity has legal existence and is in good standing.

(f) Certificates.

(i) The Sellers shall have delivered to the Buyer a certificate of a duly authorized officer of each Seller, Enertech, the Enertech Subsidiary and the TVG Entities, respectively, dated as of the Closing Date which shall certify as to (and attach as copies) (x) each such entity’s Memorandum and Articles of Association and By-laws (or similar organizational documents) then in effect, (y) the board resolutions of each Seller and, to the extent applicable, Enertech and the TVG Entities approving the terms of this Agreement and the performance of its obligations hereunder and (z) the names of the officers of each Seller authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by such Seller or any of its officers, together with the true signatures of such officers.

(ii) Each Seller shall have delivered to the Buyer a certificate executed by the president or chief executive officer (or person holding a similar position) of such Seller certifying that the conditions specified in this Section 6.1 have been satisfied.

(g) Director Resignations. All members of the Board of Directors of Enertech, the Enertech Subsidiary and the TVG Entities, respectively, shall have tendered irrevocable letters of resignation to their respective companies as of the Closing Date, and the Sellers shall have delivered to the Buyer copies of all letters of resignation delivered by such persons.

6.2 Conditions to Obligations of the Sellers. Each Seller’s obligation to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment (or waiver by such Seller), prior to or at the Closing, of the following conditions:

(a) Representations, Warranties and Covenants. (i) All of the representations and warranties of the Buyer in this Agreement and in the other Transaction Documents to which the Buyer is a party shall be true and correct in all material respects as of the Closing Date; and (iii) the Buyer shall have performed, in all material respects, all covenants and obligations contained in this Agreement or in any other Transaction Documents to which the Buyer is a party that are required to be performed by the Buyer as of the Closing Date.

(b) Purchase Price. The Buyer shall have delivered the Purchase Price to the Sellers.

(c) Certificates.

(i) The Buyer shall have delivered to the Sellers a certificate of the Secretary of the Buyer which shall certify (i) the resolutions adopted by the Board of Directors of the Buyer authorizing the Buyer to consummate the Transaction, (ii) the Buyer’s Articles of Incorporation and Bylaws, and (iii) the names of the officers of the Buyer authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Buyer or any of its officers, together with the true signatures of such officers.

(ii) The Buyer shall have delivered to the Sellers a certificate executed on behalf of the Buyer by its President or Chief Executive Officer, certifying that the conditions set forth in this Section 6.2 have been satisfied.

(d) Opinion of Counsel. The Sellers shall have received from counsel for the Buyer an opinion as of the Closing Date, in a form mutually agreed by the Buyer and the Sellers.

7. TERMINATION OF AGREEMENT.

7.1 Right to Terminate Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written agreement of the Sellers and the Buyer;

(b) by the Sellers or the Buyer, if the Closing has not occurred on or prior to October 31, 2008; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) may not be exercised by a Party whose failure to perform or fulfill any of its obligations hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by the Sellers or the Buyer, if there shall be in effect any (i) final, non-appealable injunction or binding order of any court or other tribunal having jurisdiction over either Seller, the Buyer, the TVG Entities, the Enertech Subsidiary or Enertech that prohibits, enjoins or makes the Transaction illegal or (ii) law or regulation that is enacted or adopted in final form, that prohibits or makes the Transaction illegal;

(d) by the Buyer, upon breach in any material respect of any material representation, warranty or covenant on the part of either Seller set forth in this Agreement, or if any material representation or warranty of either Seller shall have become untrue in any material respect, in either case such that the conditions set forth in Section 6.1 would not be satisfied; or

(e) by the Sellers, upon breach in any material respect of any material representation, warranty or covenant on the part of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue in any material respect, in either case such that the conditions set forth in Section 6.2 would not be satisfied.

Such right of termination shall be exercised by written notice of termination given by the terminating Party to the other Parties hereto in the manner hereinafter provided.

7.2 Effect of Termination. Each Party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an exclusive election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Section 9.1 will survive.

8. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

8.1 Survival of Representations and Warranties. The representations and warranties made herein or in any schedule, exhibit, certificate or financial statement delivered incident to the transactions contemplated hereby shall lapse and have no further force or effect from and after May 15, 2009.

8.2 Payment of Taxes. Each Party shall be responsible for any Taxes assessed against such Party in connection with the Transaction.

8.3 Tax Returns. After the Closing, the Buyer, on the one hand, and the Sellers, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes of Enertech, the Enertech Subsidiary or the TVG Entities for all periods or partial periods ending on or prior to the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

9. INDEMNIFICATION.

9.1 Indemnification by the Sellers.

(a) Indemnification Obligations. Subject to the provisions of Sections 9.1(b), 9.4 and 10.14 below, from and after the Closing, each Seller agrees, jointly and severally, to indemnify and hold the Buyer and its subsidiaries and Affiliates and persons serving as officers, directors, members, attorneys, stockholders, partners or employees thereof (collectively the “Buyer Indemnified Parties”) harmless from and against any actual out-of-pocket damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all reasonable amounts, paid in investigation, defense or settlement of the foregoing), other than consequential, speculative, punitive or similar damages or losses, which may be sustained or suffered by any of them arising out of or based upon any breach by either Seller of any of its representations, warranties or covenants under this Agreement or any of the other Transaction Documents, including, without limitation, any certificate, schedule, exhibit or other instrument delivered pursuant hereto, to which either Seller is a party

(b) Limitations on Indemnification by the Sellers. Notwithstanding the foregoing, no indemnification shall be payable pursuant to Section 9.1(a) (i) unless the total of all claims for such indemnification exceeds the Indemnification Threshold, in which case the full amount of any such claims shall be recoverable in accordance with the terms hereof or (ii) after indemnification payments equal to the amount of the Indemnification Cap in the aggregate have been made. Any amounts paid to a Buyer Indemnified Party pursuant to this Section 9.1 shall be returned to the Sellers in the event that it is finally determined by a court of competent jurisdiction or an arbitration tribunal that such Buyer Indemnified Party was not entitled to be indemnified hereunder. In no event shall the Sellers be required to provide indemnification hereunder in an aggregate amount greater than the Indemnification Cap. Any indemnification payments by a Seller hereunder shall be made by wire transfer of immediately available funds to an account designated by the Buyer.

9.2 Indemnification by the Buyer.

(a) Indemnification Obligations. Subject to the provisions of Section 9.2(b) below, from and after the Closing, and in addition to any other rights and remedies the Seller may have under this Agreement or pursuant to applicable law, the Buyer agrees to indemnify and hold each Seller and its subsidiaries and Affiliates and persons serving as officers, directors, members, attorneys, stockholders, partners or employees thereof (collectively the “Seller Indemnified Parties”) harmless from and against any actual out-of-pocket damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all reasonable amounts, paid in investigation, defense or settlement of the foregoing), other than consequential, speculative, punitive or similar damages or losses, which may be sustained or suffered by any of them arising out of or based upon any breach by the Buyer of any of its representations, warranties or covenants under this Agreement or any of the other Transaction Documents, including, without limitation, any certificate, schedule, exhibit or other instrument delivered pursuant hereto, to which the Buyer is a party.

(b) Limitations on Indemnification by the Buyer. Notwithstanding the foregoing, no indemnification shall be payable pursuant to Section 9.2(a) above (i) unless the total of all claims for such indemnification exceeds the Indemnification Threshold, in which case the full amount of any such claims shall be recoverable in accordance with the terms hereof or (ii) after indemnification payments equal to the amount of the Indemnification Cap in the aggregate have been made; provided, for the avoidance of doubt, that the Indemnification Cap shall not apply to the Buyer’s obligation to deliver the Purchase Price pursuant to Section 2.2 hereof. Any amounts paid to a Seller Indemnified Party pursuant to this Section 9.2 shall be returned to the Buyer in the event that it is finally determined by a court of competent jurisdiction or an arbitration tribunal that such Seller Indemnified Party was not entitled to be indemnified hereunder. Any indemnification payments by the Buyer hereunder shall be made by wire transfer of immediately available funds to an account designated by the Sellers.

9.3 Notice; Defense of Claims. An Indemnified Party may make claims for indemnification hereunder by giving written notice thereof to the Indemnifying Party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the Indemnified Party shall also give written notice thereof to the Indemnifying Party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the Indemnifying Party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within thirty (30) days after receiving such notice the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the Indemnifying Party fails to give notice that it disputes an indemnification claim within such thirty (30) day period, it shall be deemed to have accepted and agreed to provide the indemnification required hereunder. The Indemnifying Party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and reasonably diligent defense. The Indemnified Party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party is advised in writing by its legal counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Indemnified Party may engage separate counsel at the expense of the Indemnifying Party. If no such notice of intent to dispute and defend a third party claim or liability is given by the Indemnifying Party, or if such good faith and reasonably diligent defense is not being or ceases to be conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to undertake the defense of such claim or liability (with counsel selected by the Indemnified Party). The Indemnified Party shall make available such information and assistance as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense, at the expense of the Indemnifying Party. The Indemnifying Party shall not, in the defense of any third party claim or litigation, enter into a consent or entry of judgment or enter into a settlement that does not provide for a full and unconditional release of all liabilities on the part of the Indemnified Party without the consent of the Indemnified Party, which consent will not be unreasonably withheld.

9.4 Remedies. Except for (i) the indemnification provided for in Section 5.7(f) in connection with a sale of Registrable Securities pursuant to a Registration Statement, (ii) equitable relief pursuant to Section 10.14 and (iii) claims alleged to have occurred as the result of fraud or intentional misconduct, the foregoing indemnification provisions are the sole and exclusive remedy that any Party may have with respect to losses and other matters covered by or arising out of this Agreement.

9.5 Payment of Indemnity Amounts by Sellers. Each Seller may make any indemnity payment required to be made by it under Section 9.1 in cash, in shares of Ener1 Common Stock at a value equal to the greater of (i) $7.20 per share (subject to adjustment for stock splits, stock dividends and similar events) and (ii) the market value of the Ener1 Common Stock on the date such payment becomes due, or in any combination of cash and such stock. For purposes of this Section 9.5, “market value” means, as of any date, the average closing bid price for the Ener1 Common Stock on the American Stock Exchange (or such other principal exchange on which the Ener1 Common Stock is then listed) during the period of five (5) trading days immediately prior to such date.

9.6 Limitations on Liability.

(a) Insured Claims. No liability for indemnification or otherwise shall attach to either Seller in respect of any claim if and to the extent that such claim relates to any loss or damage recoverable by the Buyer or any of the Buyer Indemnified Parties under any policy of insurance or which would have been so recoverable but for any change in insurance coverage since the Closing Date.

(b) Changes in Law. No liability for indemnification or otherwise shall attach to any Party in respect of any claim to the extent that such claim would not have arisen (or the amount of the claim would not have been increased) but for a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part).

(c) No Double Recovery. No Indemnified Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for or in relation to the same loss, damage, deficiency or breach.

(d) Opportunity to Remedy. No liability shall attach to any Party in respect of any claim if and to the extent that the breach giving rise to such claim is capable of remedy without cost or loss to any Indemnified Party and is in fact remedied and such claim extinguished without such cost or loss within thirty (30) days following (i) the date on which such Party received notice from the Indemnified Party of such breach or (ii) if earlier, the date on which such Party first became aware of such breach.

(e) Corresponding Benefit. In assessing any losses or other amounts for which an Indemnified Party is entitled to indemnity hereunder, there shall be taken into account the value of any benefit accruing to such Indemnified Party as a result of the resolution of the claim pursuant to which such losses or other amounts became recoverable, including, without limitation, the amount of any Tax relief obtained or obtainable by such Indemnified Party.

10. MISCELLANEOUS.

10.1 Fees and Expenses. Each of the Parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

10.2 Governing Law; Jurisdiction; Venue. This Agreement shall be deemed to be a contract made under, and shall be construed under and governed by the internal laws of the State of New York, without regard for its conflict of law provisions. Subject to the provisions of Section 10.3, (i) each of the parties hereto hereby agrees that the appropriate Courts of England and Wales located in London, England shall have jurisdiction to hear and determine any claims or disputes between the parties pertaining directly or indirectly to this Agreement, and all documents, instruments and agreements executed pursuant hereto, or to any matter arising herefrom (unless otherwise expressly provided for herein or therein); and (ii) to the extent permitted by law, the parties hereby expressly submit and consent in advance to such jurisdiction in any action or proceeding commenced in any of such courts, and agree that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to the Party at the address to which notices are to be sent pursuant to this Agreement. Each Party waives any claim that London, England is an inconvenient forum or an improper forum based on lack of venue. The prevailing Party in any such litigation is entitled to recover its reasonable attorneys’ fees and costs.

10.3 Arbitration. Any dispute, controversy or difference arising between the Parties out of or in relation to this Agreement or for the breach thereof shall be resolved exclusively by arbitration in London, England. Such arbitration shall be conducted in the English language in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three (3) arbitrators, of whom one shall be appointed by the Sellers, another shall be appointed by the Buyer, and the third shall be appointed by the first two (2) arbitrators. If the third arbitrator is not so appointed within one month after the appointment of the first two arbitrators, the third arbitrator shall be selected in accordance with the rules of the ICC. The decision of the arbitrators shall be made on the principles of majority rule. The award made by the arbitrators shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. The prevailing Party in any such arbitration is entitled to recover its reasonable attorneys’ fees and costs, including without limitation the cost of filing the arbitration claim.

10.4 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand, upon receipt, if sent by registered or certified mail or by private courier or delivery in person, upon the date on which receipt is acknowledged, or if sent by facsimile transmission, upon confirmation of transmission thereof. All notices to a Party will be sent to the addresses set forth below or to such other address or person as such Party may designate by notice to the other Party hereunder:

TO BUYER:

Ener1, Inc.

c/o Ener1 Group, Inc.
1540 Broadway, Suite 25C
New York, NY 10036

Attn: Chief Executive Officer

Tel: (212) 920-3500
Fax: (212) 920-3510

With a copy (which shall not

constitute notice) to:

Mazzeo Song & Bradham LLP

708 Third Avenue

New York, NY 10017

Tel: (212) 599-0700

Fax: (212) 599-8400

TO SELLERS:

c/o TVG Capital Partners Limited
16th Floor,
No. 8 Queen’s Road central,
Hong Kong
Attn: Varun Bery / Juyoung Kim
Tel: (852) 2800-6980/ (852) 2800-6960
Fax: (852) 2147-3320

With a copy (which shall not

constitute notice) to:

Paul, Hastings, Janofsky & Walker

22nd Floor, Bank of China Tower

1 Garden Road, Central

Hong Kong

Attn: Neil Torpey

Tel: +852 2867 9902

Fax: +852 3192 9677

Any notice given hereunder may be given on behalf of any Party by such Party’s counsel or other authorized representative.

10.5 Entire Agreement. This Agreement, including the schedules and exhibits referred to herein and the other documents and agreements specifically identified herein or delivered in connection herewith, is complete, reflects the entire agreement of the Parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings with respect to its subject matter.

10.6 Assignability; Binding Effect. The rights and obligations hereunder shall not be assigned by a Party without the prior written consent of the other Parties. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

10.7 Press Releases and Announcements. Except as otherwise required by applicable law, prior to the Closing, any press releases related to this Agreement or the Transaction, or other announcements to the employees, customers, suppliers, vendors or service providers of Enertech or the Enertech Subsidiary will be issued jointly by the Sellers and the Buyer and only with the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Sellers and the Buyer. The Parties acknowledge that, upon the execution and delivery of this Agreement, the Buyer will be required under applicable law to file a Form 8-K with the SEC describing the terms of this Agreement and the Transaction and including this Agreement as an exhibit.

10.8 Confidentiality. The Buyer and the Sellers shall, prior to the Closing, and the Sellers shall, at all times following the Closing, use their respective best efforts to maintain (and cause their respective Affiliates and representatives to maintain) the confidentiality of all proprietary and other non-public information regarding Enertech and the Enertech Subsidiary, except as required to file Tax returns and as required by law upon the written advice of counsel. In the event that any Party reasonably believes upon the written advice of counsel that it is required by law to disclose any confidential information described in this Section 10.8 the disclosing Party will (i) provide the other Parties with prompt notice before such disclosure in order that such other Parties may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) use commercially reasonable efforts to cooperate with the other Parties in attempting to obtain such order or assurance. The provisions of this Section 10.8 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of default by the applicable Party bound hereunder or its Affiliates.

10.9 Waiver of Conflict of Interest. Each Party hereby acknowledges and confirms understanding of the actual and potential conflicts of interest arising from Kim, Chang & Lee’s current and past representations of Enertech and all Parties in the Transaction and other matters and, after consultation with respective counsel, hereby waives any actual or potential conflicts of interest associated with such representation of Enertech and both Parties in connection with the Transaction, any ancillary matters and any and all other matters; provided, however, that such waiver relates solely to such conflicts of interest and not to any other claim(s).

10.10 Captions. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.

10.11 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in two or more counterparts and may be executed and delivered by facsimile or electronic transmission of a “pdf” file, each of which counterparts shall be deemed an original, but all of which shall constitute one and the same document.

10.12 Amendments. This Agreement may not be amended or modified, and no provision hereof may be waived, except in a writing duly and validly executed by the Buyer and TVGAC. Any waiver shall be effective only in the specific instance and for the specific purpose for which given.

10.13 No Third Party Beneficiaries. No provision of this Agreement or any other agreement or instrument entered into or executed in connection herewith is intended to create any right of, or obligation to, any third party other than the Buyer and the Sellers, except to the extent specifically provided in Section 5.7(f) and Section 9 of this Agreement with respect to the Persons indemnified thereunder.

10.14 Equitable Remedies. It is specifically understood and agreed that a breach of any covenant contained in this Agreement by the Party required to comply with such covenant will result in irreparable injury to the other Party, that the remedy at law alone may be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have at law or in equity, such other Party may enforce its rights by actions for specific performance and to seek both temporary and permanent injunctive relief, without the necessity of proving actual damages, but without limitation of its rights to recover such damages.

10.15 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

10.16 Interpretation. As used in this Agreement, references to the singular will include the plural and vice versa. Unless otherwise expressly provided in this Agreement the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.17 Construction. The Parties participated jointly in the negotiation and preparation of this Agreement and the other Transaction Documents and no provision of this Agreement shall be construed against any Party as the drafter hereof.

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IN WITNESS WHEREOF the parties hereto have caused this Purchase Agreement to be executed as of the date set forth above by their duly authorized representatives.

BUYER:

ENER1, INC.

By:
Name:
Title:

SELLERS:

TVG ASIAN COMMUNICATIONS FUND II, L.P.

By:
Name:
Title:

ROSEBUD SECURITIES LIMITED

By:
Name:
Title: